Exhibit 99.1

         WILD OATS MARKETS, INC. REPORTS FIRST QUARTER 2005 RESULTS

        STRONG SALES MOMENTUM BUILT THROUGH THE QUARTER AND GENERATED
                 BETTER-THAN-EXPECTED COMPARABLE STORE SALES

    BOULDER, Colo., May 6 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the first quarter ended April 2, 2005. Financial results for the first quarter of 2004 have been restated to reflect changes in accounting for leases as a result of the SEC Chief Accountant's summary of existing rules surrounding lease accounting, which has had an impact on historical results of more than 200 public multi-location retail and food service companies. "Exhibit A," attached to the financial statements of this release, details restated quarterly financial results for 2004.

    Financial Results
    Net sales for the quarter increased 5.4 percent to $278.1 million, from $263.8 million in the first quarter of 2004. This sales increase was achieved even with difficult comparisons to last year's first quarter, which was the strongest quarter for the Company in 2004 as a result of the positive impact from the California United Food and Commercial Workers strike against conventional grocery retailers. Net sales excluding the strike-affected stores were up 8.5 percent in the first quarter of 2005. The sales increase was largely due to 13 new stores and two relocated stores added to the Company's portfolio since the end of last year's first quarter, which offset the closure of four stores in the same period.

    The Company accelerated its square footage growth with the addition of new stores. Wild Oats ended the first quarter with total square footage of 2.5 million, which is a 13.6 percent increase compared to the first quarter of 2004. Weighted average square footage in the first quarter was 2.4 million square feet, an increase of 11.9 percent compared to weighted average square footage of
2.2 million in last year's first quarter.

    As a result of strong sales momentum initiated in the fourth quarter of 2004, comparable store sales in the first quarter of 2005 were better than expected at negative 0.3 percent. Same-store sales in the first quarter were relatively flat compared with strong 8.5 percent same-store sales in the first quarter of 2004, which were bolstered by the Southern California grocery strike. The stronger-than-expected comparable store sales results in this year's first quarter can be attributed to improved basket size, better store-level execution, and strong merchandising and marketing programs. Comparable store sales excluding the strike-affected stores were positive 7.0 percent in the first quarter of 2005 compared to positive 2.9 percent in last year's first quarter. Overall comparable stores' customer traffic declined 4.5 percent and the average transaction per customer increased 4.4 percent in the first quarter of 2005. The decline in customer traffic was largely due to the tough comparisons to increased customer traffic in Southern California stores during the strike.

    "We are very pleased that we continued to strengthen the top-line momentum we experienced during the holidays and throughout the quarter," said Perry D. Odak, President and Chief Executive Officer. "Our strong marketing and merchandising programs were well-received by customers and drove sales increases in our Wild Oats stores. As we told investors previously, we are focused on making investments in pricing and promotions while achieving the right balance between gross margin investments, sales and earnings. We believe that our sales and marketing programs in the first quarter allowed us to come closer to achieving this balance."

    The net loss for the first quarter of 2005 was $1.2 million, or $0.04 per share compared to net income of $2.1 million or $0.07 per share in last year's first quarter. As the Company previously announced, it expected to operate at a loss in the first quarter due to its restatement related to lease accounting, and continued pressure on margins due to the impact of new stores on profitability.

    Net income in the first quarter of 2005 was adversely affected by several items totaling $3.2 million pre-tax, or $0.11 per share. These items included $1.9 million relating to asset write-offs, restructuring charges and accelerated depreciation for the closure or relocation of facilities. Also included were $0.6 million in incremental accounting and legal fees related to the lease restatement, and $0.6 million related to the write off of loan amortization fees, as a result of the termination of the Company's former credit facility. The Company entered into a new, lower cost, asset-based credit facility on March 31, 2005.

    Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the first quarter of 2005 were $9.7 million compared to $11.6 million in the prior year first quarter. The decrease in EBITDA was due partially to the previously mentioned restatement-related accounting and legal fees, $1.3 million in higher pre-opening expenses relative to last year's first quarter, as well as having a 0.4 percent lower gross margin rate in the first quarter of 2005 compared to 2004.

    Wild Oats reported gross profit of $80.3 million in the first quarter of 2005, a 3.7 percent increase compared with $77.4 million in the same period last year. Gross margin in the first quarter of 2005 was 28.9 percent compared with
29.3 percent in the first quarter of 2004. Sequentially, the Company experienced a 150-basis-point improvement in gross margin in the first quarter compared to
27.4 percent in the fourth quarter of 2004. This was achieved through the leverage of higher sales volume and more effective promotional activity. Additionally, new stores had a 90-basis-point adverse impact on gross margin in the quarter. Going forward, the Company expects to continue to improve margins throughout 2005 to achieve 30 percent by the end of the fourth quarter.

    "While gross margin in the first quarter was up against a tough comparison to a year ago, we are pleased with the improvement over the fourth quarter of 2004," said Mr. Odak. "We were able to effectively balance sales growth and gross margin in the quarter and drive more rapid margin improvement. Additionally, the continued growth in our higher-margin private label sales and improved supply chain execution contributed to the sequential margin improvement."

    Direct store expenses in the first quarter of 2005 increased 5.8 percent to $60.4 million, compared to $57.0 million in the first quarter of 2004. This increase was largely due to the increased labor required for new stores. Direct store expenses as a percent of sales remained relatively constant at 21.7 percent in the first quarter of 2005 compared to 21.6 percent in last year's first quarter. Direct store expenses, excluding new stores, were 21.4 percent of sales in the first quarter, compared to 21.4 percent in last year's first quarter.

    Store contribution in the first quarter of 2005 was $19.9 million, down 2.3 percent compared with $20.4 million in the first quarter of 2004. The store contribution margin in the first quarter of 2005 was 7.2 percent of sales versus
7.7 percent in the same period last year. The reduction in store contribution as a percent of sales was the result of the decline in gross margin and a slight increase in direct store expenses.

    Selling, general and administrative (SG&A) expenses in the first quarter of 2005 declined 3.5 percent to $15.0 million from $15.5 million in the prior year first quarter. SG&A as a percent of sales was 5.4 percent in the first quarter of 2005 compared with 5.9 percent in the first quarter of 2004. SG&A in the first quarter of 2005 also included the $0.6 million in incremental accounting and legal fees related to the Company's lease accounting restatement. The reduction in SG&A is the result of the Company's 2004 reorganization and ability to achieve greater operating efficiency through IT investments.

    Net cash provided by operating activities was $8.5 million in the first quarter of 2005 compared with $14.8 million in the first quarter of 2004. Capital expenditures in the first quarter were $6.2 million. The Company expects its capital spending rate will increase throughout the year and be between $40.0 million and $45.0 million for the full year 2005 as it continues to open new stores and remodel existing stores.

    Financial Outlook
    With strong top-line momentum continuing into the second quarter of 2005, and easier comparisons in the back half of the year, Wild Oats Markets is raising its comparable store sales guidance for 2005 to be in the 3 percent to 4 percent range. The Company is also updating earnings guidance for the year and anticipates earnings per share for the full year 2005 to be in the range of break-even to $0.03 per share, and anticipates EBITDA will be between $35 million and $36 million in 2005, compared to $21.6 million in 2004.

    Business Developments
    Wild Oats Markets opened three new stores and relocated one store in the first quarter of 2005. In addition to the one store that was closed and relocated in Scottsdale, Ariz. in January, the Company closed one store early in the first quarter in Eugene, Ore. Thus far in the second quarter of 2005, the Company opened one new store in April -- a Henry's Farmers Market in Temecula, Calif. -- and relocated one store in the Portland, Ore. market on May 4, 2005. With six new stores opening in the first half of the year, Wild Oats anticipates it will open between 10 and 12 new stores total in 2005. Currently, the Company has 16 leases and letters of intent signed for new stores scheduled to open in 2005 and 2006. Additionally, the Company will remodel up to nine stores in 2005.

    As announced on April 25, 2005, Robert Dimond has joined Wild Oats Markets as Senior Vice President and Chief Financial Officer. Mr. Dimond brings more than 15 years of accounting, financial planning and management experience in the food retail industry and has held senior-level financial management positions at leading food retailers, including Penn Traffic Company, the Nash Finch Company and the Kroger Company. Mr. Dimond succeeds Edward Dunlap, who has served in the position since December 2001, and is now Senior Vice President of Operations for Wild Oats Markets.

    Company management will host a conference call and webcast with financial analysts and investors on Friday, May 6, 2005 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the first quarter ended April 2, 2005. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats first quarter 2005 earnings conference call" or reference conference ID number 5538387 to be placed into the conference. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoats.com.

    About Wild Oats
    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1 billion in annual sales, the Company currently operates 111 natural food stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

    Risk Factors and Uncertainties
    This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include; the number of stores the Company plans to open and relocate in the future and the anticipated performance of such new stores; the impact of changes in the Company's merchandising and marketing programs; expected future comparable store sales, revenues and earnings per share, and future financial measures and prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to the number of stores opened, closed or relocated; the Company's ability to execute, and the results of merchandising and marketing programs; the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K, as amended, for the fiscal year ended January 1, 2005. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(unaudited)

                                                                   Fiscal Quarters Ended
                                                     --------------------------------------------------
                                                             April 2,                  March 27,
                                                               2005                      2004
                                                     -----------------------    -----------------------
Sales                                                $   278,079       100.0%   $   263,795       100.0%
Cost of goods sold and occupancy costs                   197,823        71.1%       186,389        70.7%
                                                     -----------                -----------
      Gross Profit                                        80,256        28.9%        77,406        29.3%

Direct store expenses                                     60,371        21.7%        57,043        21.6%
                                                     -----------                -----------
      Store Contribution                                  19,885         7.2%        20,363         7.7%

   Selling, general, and administrative expenses          14,975         5.4%        15,521         5.9%
   Gain on disposal of assets, net                            (9)        0.0%          (117)        0.0%
   Pre-opening, expenses                                   1,917         0.7%           599         0.2%
   Restructuring and asset impairment
    charges (income), net                                  1,551         0.6%           269         0.1%
                                                     -----------                -----------
      Income (loss) from operations                        1,451         0.5%         4,091         1.6%

Loss on early extinguishment of debt                         624        -0.2%             -         0.0%
Interest income                                             (324)        0.1%          (186)        0.1%
Interest expense                                           2,167        -0.8%         1,035        -0.4%
                                                     -----------                -----------
          Income (loss) before income taxes               (1,016)       -0.4%         3,242         1.2%
          Income tax expense                                 135         0.0%         1,173         0.4%
                                                     -----------                -----------
            Net income(loss)                         $    (1,151)       -0.4%   $     2,069         0.8%
                                                     ===========                ===========

Basic net income (loss) per common share             $     (0.04)               $      0.07
                                                     ===========                ===========

Weighted average number of common shares
 outstanding                                              28,554                     30,194
                                                     ===========                ===========

Diluted net income (loss) per common share           $     (0.04)               $      0.07
                                                     ===========                ===========

Weighted average number of common shares
 outstanding, assuming dilution                           28,554                     31,034
                                                     ===========                ===========

Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation

WILD OATS MARKETS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

                                                      April 2, 2005     January 1, 2005
                                                     ---------------    ---------------
                                                       (unaudited)
ASSETS

Current Assets:
  Cash and cash equivalents                          $        41,163    $        30,671
  Short-term investments                                       1,469             11,144
  Inventories (net of reserves of $847
   and $815, respectively)                                    55,584             54,960
  Accounts Receivable ( net of
   allowance for doubtful accounts
   of $210 and $153, respectively)                             3,081              3,860
  Prepaid expenses and other current assets                    5,484              5,741
                                                     ---------------    ---------------
       Total current assets                                  106,781            106,376

Property and equipment, net                                  177,604            177,830
Goodwill, net                                                105,124            106,084
Other intangible assets, net                                   6,390              6,491
Deposits and other assets                                      8,055              8,361
Deferred tax asset                                               809                418
                                                     ---------------    ---------------
       Total assets                                  $       404,763    $       405,560
                                                     ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                   $        55,270    $        54,428
  Book overdraft                                              21,335             23,325
  Accrued Liabilities                                         53,429             53,154
  Current portion of debt, capital
   Leases, and financing obligations                             507                405
  Deferred tax liabilities                                       345                 --
                                                     ---------------    ---------------
       Total current liabilities                             130,886            131,312

Long-term debt, capital leases and
 financing obligations                                       148,718            148,675
Other long-term obligations                                   24,714             24,472
                                                     ---------------    ---------------
       Total liabilities                                     304,318            304,459
                                                     ---------------    ---------------

Stockholders' equity:
  Preferred stock, $.001 par value;
   5,000,000 shares authorized; no
   shares issued and outstanding
  Common stock; $0.001 par value;
  60,000,000 shares authorized,
   30,550,285 and 30,466,701
    shares issued; 28,572,485
    and 28,488,901 outstanding,
    respectively                                                  31                 30
 Treasury stock, ast cost:
  1,977,800 shares as of April 2, 2005                       (24,999)           (24,999)
 Additional paid-in capital                                  221,766            221,029
 Note receivable, related party                              (11,572)           (11,416)
 Accumulated Deficit                                         (85,660)           (84,509)
 Accumulated other comprehensive income                          879                966
                                                     ---------------    ---------------
       Total stockholders' equity                            100,445            101,101
                                                     ---------------    ---------------
       Total liabilities and stockholders' equity    $       404,763    $       405,560
                                                     ===============    ===============

WILD OATS MARKETS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per-share amounts)
(Unaudited)

                                                              13 Weeks Ended
                                                     ----------------------------------
                                                        April 2,           March 27,
                                                          2005               2004
                                                     ---------------    ---------------
Cash Flows From Operating Activities:
  Net (loss) income                                  $        (1,151)   $         2,069
Adjustments to reconcile net (loss)
 income to net cash from operating
 activities:
    Depreciation and amortization                              6,735              7,405
    Gain on disposal of property and equipment                    (9)              (117)
    Deferred tax (benefit) expense                                (2)               791
    Noncash restructuring and asset
     impairment charges, net                                   1,551                269
    Interest on related party receivable                        (156)              (147)
    Stock based compensation                                     104                365
    Accretion on debt issuance costs                             259                 78
    Loss on early extinguishment of debt                         624                 --
    Change in assets and liabilities, net                        580              4,055
                                                     ---------------    ---------------
       Net cash provided by (used in)
        operating activities                                   8,535             14,768

Cash Flows From Investing Activities:
    Capital expenditures                                      (6,171)           (12,289)
    Proceeds from the sale of
     short-term investments                                    9,645                 --
    Proceeds from sale of property and equipment                  17                964
                                                     ---------------    ---------------
       Net cash (used in) provided by
        investing activities                                   3,491            (11,325)

Cash Flows From Financing Activities:
    Net decrease in book overdraft                            (1,991)            (3,980)
    Repayments on notes payable,
     long-term debt and capitalized leases                      (117)            (5,973)
    Proceeds from issuance of common stock                       634              2,038
                                                     ---------------    ---------------
       Net cash provided by (used in)
        financing activities                                  (1,474)            (7,915)

Effect of exchange rate changes on cash                          (60)               (27)
                                                     ---------------    ---------------

Net increase in cash and cash equivalents                     10,492             (4,499)
Cash and cash equivalents at beginning of period              30,671             17,400
                                                     ---------------    ---------------
Cash and cash equivalents at end of period           $        41,163    $        12,901
                                                     ===============    ===============

WILD OATS MARKETS, INC.
RECONCILIATION OF NON GAAP FINANCIAL INFORMATION
(in thousands)
(unaudited)

                                                             THREE MONTHS ENDED
                                                     ----------------------------------
                                                      April 2, 2005      March 27, 2004
                                                     ---------------    ---------------
Net (loss) income                                    $        (1,151)   $         2,069
Interest expense, net of interest income                       1,843                849
Income tax expense                                               135              1,173
Loss on early extinguishment of debt                             624                 --
Gain on asset disposals, net                                      (9)              (117)
Restructuring and asset impairment charges, net                1,551                269
Depreciation and amortization                                  6,735              7,405
                                                     ---------------    ---------------
EBITDA                                               $         9,728    $        11,648
                                                     ===============    ===============

EXHIBIT A
WILD OATS MARKETS, INC.
2004 STATEMENT OF OPERATIONS
QUARTERLY RESTATEMENT IMPACT

                                1Q                                       2Q
                            --------------------------------------------------------------------------------
Statement of Operations
 2004                         Filed        Changes       RESTATED       Filed         Changes      RESTATED
-------------------------   ----------    ----------    ----------    ----------    ----------    ----------
Sales                       $  263,795            --    $  263,795    $  251,697            --    $  251,697
COGS                           186,681          (292)      186,389       178,525          (262)      178,263
                            ----------    ----------    ----------    ----------    ----------    ----------
GP                              77,114           292        77,406        73,172           262        73,434

DSE                             57,043            --        57,043        56,271            --        56,271
SGA                             15,521            --        15,521        14,418            --        14,418
Gain on disposal
 of assets                         (70)          (47)         (117)           48            --            48
Preopening expenses                475           124           599         1,626           356         1,982
Restructuring charges              264             5           269           (99)          (35)         (134)
                            ----------    ----------    ----------    ----------    ----------    ----------
Inc from ops                     3,881           210         4,091           908           (59)          849
Loss on Early
 Extinguishment of Debt             --                          --            --                          --

Int income                        (186)                       (186)         (222)                       (222)
Int exp                            267           768         1,035           540           766         1,306
EBT                              3,800          (558)        3,242           590          (825)         (235)
                            ----------    ----------    ----------    ----------    ----------    ----------
Tax exp                          1,443          (270)        1,173           227          (131)           96
                            ----------    ----------    ----------    ----------    ----------    ----------
Net income                  $    2,357          (288)   $    2,069    $      363          (694)   $     (331)
                            ==========    ==========    ==========    ==========    ==========    ==========

Basic EPS                   $     0.08                  $     0.07    $     0.01                  $    (0.01)
Diluted EPS                 $     0.08                  $     0.07    $     0.01                  $    (0.01)
Basic WAS                       30,194                      30,194        29,788                      29,788
Diluted WAS                     31,034                      31,034        29,788                      29,788
                            ----------    ----------    ----------    ----------    ----------    ----------

EBITDA with restructuring       10,747           901        11,648         6,558           814         7,372
Store Contribution              20,071           292        20,363        16,901           262        17,163
                            ----------    ----------    ----------    ----------    ----------    ----------

                                3Q                                       4Q
                            --------------------------------------------------------------------------------
Statement of Operations
 2004                         Filed        Changes       RESTATED       Filed         Changes      RESTATED
-------------------------   ----------    ----------    ----------    ----------    ----------    ----------
Sales                       $  250,739            --    $  250,739    $  281,933            --    $  281,933
COGS                           181,864            47       181,911       204,746             5       204,751
                            ----------    ----------    ----------    ----------    ----------    ----------
GP                              68,875           (47)       68,828        77,187            (5)       77,182

DSE                             57,898            --        57,898        64,213            --        64,213
SGA                             15,517            --        15,517        16,915            83        16,998
Gain on disposal
 of assets                         192            --           192            64            --            64
Preopening expenses              1,399           332         1,731           804           149           953
Restructuring charges            2,124          (180)        1,944           205           177           382
                            ----------    ----------    ----------    ----------    ----------    ----------
Inc from ops                    (8,255)         (199)       (8,454)       (5,014)         (414)       (5,428)
Loss on Early
 Extinguishment of Debt             --                          --            --                          --

Int income                        (370)                       (370)         (292)                       (292)
Int exp                          1,179           765         1,944         1,261           763         2,024
EBT                             (9,064)         (964)      (10,028)       (5,983)       (1,177)       (7,160)
                            ----------    ----------    ----------    ----------    ----------    ----------
Tax exp                         (2,999)           23        (2,976)       (2,202)       29,747*       27,545
                            ----------    ----------    ----------    ----------    ----------    ----------
Net income                  $   (6,065)         (987)   $   (7,052)   $   (3,781)      (30,924)   $  (34,705)
                            ----------    ----------    ----------    ----------    ----------    ----------

Basic EPS                   $    (0.21)                 $    (0.25)   $    (0.13)                 $    (1.22)
Diluted EPS                 $    (0.21)                 $    (0.25)   $    (0.13)                 $    (1.22)
Basic WAS                       28,458                      28,458        28,469                      28,469
Diluted WAS                     28,458                      28,458        28,469                      28,469
                            ----------    ----------    ----------    ----------    ----------    ----------

EBITDA with restructuring          159           797           956           810           837         1,647
Store Contribution              10,977           (47)       10,930        12,974            (5)       12,969
                            ----------    ----------    ----------    ----------    ----------    ----------

* This tax expense is attributed to the valuation allowance that was established at year-end 2004. This is not directly related to the Lease Restatement.

SOURCE  Wild Oats Markets, Inc.
    -0-                             05/06/2005
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com